Exhibit 10.9

AMENDMENT TO THE
CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP
1997 DISTRIBUTION EQUIVALENTS RIGHTS PLAN

    THIS AMENDMENT TO THE CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP 1997 DISTRIBUTION EQUIVALENTS RIGHTS PLAN (the "Plan") is made effective as of September 20, 1999 (the "Effective Date").

Recitals:

      A.  Section 8 of the Plan provides that it may be amended by the Board of Control of the Partnership (the "Board").

      B.  Capitalized terms used but not defined herein have the respective meanings set forth in the Agreement.

      C.  The Board desires to amend the Plan as set forth herein.

Amendments:

    The Plan is hereby amended as of the Effective Date to provide that, notwithstanding anything in the Plan or any grant agreement thereunder to the contrary, effective upon a Change in Control (as defined below):

        1.  all outstanding Distribution Equivalent Rights ("DERs") shall be automatically vested in full on such Change in Control;

        2.  all cash distributions made in the year of and through the effective date of such Change in Control with respect to a Common Unit shall be deemed to be Distribution Amounts;

        3.  notwithstanding any other provision of the Plan to the contrary, on or as soon as reasonably practical following the effective date of the Change in Control each Participant shall be paid a lump sum amount equal to the "present value" on the date of such Change in Control of the sum of the then Distribution Amounts (after adjustment for item 2 above) and all Future Distribution Amounts. For this purpose "present value" shall be determined using an 8% annual interest rate and the term "Future Distribution Amounts" means the amount of future cash distributions that would be Distribution Amounts if all of the Participant's DERs were to remain outstanding through the sixth anniversary of their respective date(s) of grant and cash distributions were continued through such sixth anniversary date(s) at the rate per Common Unit in effect immediately prior to the Change in Control;

        4.  the Plan shall terminate immediately following such Change in Control, but the obligation to make payments pursuant to the terms of the Plan, including this Amendment, shall survive such termination; and

        5.  all DERs and Distribution Amounts of a Participant shall be cancelled upon payment of the amounts provided above.

    For purposes of this Plan, the term "Change in Control" means any transaction the effect of which is that a majority of the general partner interests in the Partnership are no longer held by one or more Affiliated Parties (as that term is defined in Section 2.2.3 of that certain Purchase Rights Agreement dated as of December 22, 1994 by and among the Partnership and certain other parties, as amended (the "Purchase Rights Agreement")), unless such interests are acquired by Peter W. Stott, Roger L. Krage, HS Corp. of Oregon, or a designee of HS Corp. of Oregon (each a "Permitted Party") pursuant to Section 3.3.1 or 6 of the Purchase Rights Agreement; provided, however, the conversion of the Company to a real estate investment trust (a "REIT") shall not be a Change in Control provided that the majority of the equity interests in the REIT immediately after such conversion are owned, directly or indirectly, by one or more of the Affiliated Parties, unless such interests are acquired by a Permitted Party.

    Except as expressly provided in this Amendment, the Plan shall remain in full force and effect.

    In witness whereof, the Partnership has executed this Amendment effective for all purposes as of the Effective Date.

CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP, a Delaware limited partnership
By: HS Corp. Of Oregon, General Partner
By: Fremont Timber, Inc., General Partner
By:
Title: